CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dillard’s, Inc. of our report dated June 4, 2019 on the financial statements of Dillard’s, Inc. Investment & Employee Stock Ownership Plan appearing in the 2018 Annual Report on Form 11-K of Dillard’s, Inc. Investment & Employee Stock Ownership Plan. Crowe Chizek LLP South Bend, Indiana June 12, 2020